ACCOUNTING SERVICES AGREEMENT

      THIS AGREEMENT is made and entered into this fourth day of April, 2009, by and between the Embarcadero Funds, Inc. (the "Company"), a Maryland corporation having its principal place of business at 3 Embarcadero Center, Suite 1120, San Francisco, CA 94111. and Mutual Shareholder Services, LLC, a Delaware Limited Liability Company ("MSS").

                                    RECITALS:

      A. The Company is an open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      B. MSS is a corporation experienced in providing accounting services to mutual funds, including mutual funds using a "manager of managers" structure and mutual funds using a "fund of funds" structure, and possesses facilities sufficient to provide such services; and

      C. The Company desires to avail itself of the experience, assistance and facilities of MSS and to have MSS perform the Company certain services appropriate to the operations of the Company, and MSS is willing to furnish such services in accordance with the terms hereinafter set forth.

                                   AGREEMENTS:

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

      1. DUTIES OF MSS.

      MSS will provide the Company with the necessary office space, communication facilities and personnel to perform the following services for the
Company:

            (a) Timely calculate and transmit to NASDAQ the daily net asset value of each class of shares of each portfolio of the Company, and communicate such value to the Company and its transfer agent;

            (b) Maintain and keep current all books and records of the Company as required by Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time ("Rule 31a-1"), that are applicable to the fulfillment of MSS's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Company and MSS. Without limiting the generality of the foregoing, MSS will prepare and maintain the following records upon receipt of information in proper form from the Company or its authorized agents:

            o     Cash receipts journal
            o     Cash disbursements journal
            o     Dividend record
            o     Purchase and sales - portfolio securities journals
            o     Subscription and redemption journals
            o     Security ledgers
            o     Broker ledger
            o     General ledger
            o     Daily expense accruals
            o     Daily income accruals
            o Securities and monies borrowed or loaned and collateral therefore
            o     Foreign currency journals
            o     Trial balances

            (c) Provide the Company and its investment adviser(s) with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time.

            (d) Provide all raw data available from its fund accounting system for the preparation by the Company or its investment adviser(s) of the following:

            1. Semi-annual and annual financial statements;
            2. Semi-annual forms N-SAR and N-CSR;
            3. Annual tax returns;
            4. Financial data necessary to update form N-1A;
            5. Proxy statements, as necessary.

            (e) Notwithstanding paragraph 1 (d), prepare the following:

            1. Semi-annual and annual financial statements;
            2. Semi-annual forms N-SAR and N-CSR;

            (f) Edgarize and file with the SEC the following:

            1. Semi-annual and annual financial statements;
            2. Semi-annual forms N-SAR and N-CSR;
            3. N-1A and other necessary filings.

            (g) Provide facilities to accommodate annual audit and any audits or examinations conducted by the Securities and Exchange Commission or any other governmental or quasi-governmental entities with jurisdiction.


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

MSS shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

      2. FEES AND EXPENSES.

            (a) In consideration of the services to be performed by MSS pursuant to this Agreement, the Company agrees to pay MSS the fees set forth in the fee schedule attached hereto as Exhibit A.

            (b) In addition to the fees paid under paragraph (a) above, the Company agrees to reimburse MSS for out-of-pocket expenses or advances incurred by MSS in connection with the performance of its obligations under this Agreement. In addition, any other expenses incurred by MSS at the request or with the consent of the Company will be reimbursed by the Company.

            (c) The Company agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice.

      3. LIMITATION OF LIABILITY OF MSS.

            (a) MSS shall be held to the exercise of reasonable care and diligence in carrying out the provisions of the Agreement, but shall not be liable to the Company for any action taken or omitted by it in good faith without negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder. It shall be entitled to rely upon and may act upon the accounting records and reports generated by the Company, advice of the Company, or of counsel for the Company and upon statements of the Company's independent accountants, and shall not be liable for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of MSS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without negligence, bad faith, willful misconduct or reckless disregard of its duties.

            (b) Nothing herein contained shall be construed to protect MSS against any liability to the Company to which MSS shall otherwise be subject by reason of willful misfeasance, bad faith, negligence in the performance of its duties to the Company, reckless disregard of its obligations and duties under this Agreement or the willful violation of any applicable law.

            (c) Except as may otherwise be provided by applicable law, neither MSS nor its stockholders, officers, directors, employees or agents shall be subject to, and the Company shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to MSS by the Company or its authorized agents.


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

      4. REPORTS.

            (a) The Company shall provide to MSS on a quarterly basis a report of a duly authorized officer of the Company representing that all information furnished to MSS during the preceding quarter was true, complete and correct in all material respects. MSS shall not be responsible for the accuracy of any information furnished to it by the Company or its authorized agents, and the Company shall hold MSS harmless in regard to any liability incurred by reason of the inaccuracy of such information.

            (b) Whenever, in the course of performing its duties under this Agreement, MSS determines, on the basis of information supplied to MSS by the Company or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, MSS shall promptly notify the Company and its counsel of such violation.

      5. ACTIVITIES OF MSS.

      The services of MSS under this Agreement are not to be deemed exclusive, and MSS shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

      6. ACCOUNTS AND RECORDS.

      The accounts and records maintained by MSS shall be the property of the Company, and shall be surrendered to the Company promptly upon request by the Company in the form in which such accounts and records have been maintained or preserved. MSS agrees to maintain a back-up set of accounts and records of the Company (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. MSS shall enter into and maintain in effect with appropriate parties reasonable provisions for emergency use of electronic data processing equipment, to the extent such equipment is available, and to maintain a robust disaster recovery procedure. In the event of business interruptions or equipment failures, MSS shall, at no expense to the Company, take reasonable steps to minimize service interruptions. MSS shall liaise with and assist the Company's independent auditors as reasonably requested, or, upon approval of the Company, any regulatory body, in any requested review of the Company's accounts and records. MSS shall take all reasonable action in the performance of its duties under this Agreement to assure that all necessary information is made available to the Company's independent auditors for the expression of their opinion. MSS shall preserve the accounts and records as they are required to be maintained and preserved by Rule 31a-1.


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

      7. CONFIDENTIALITY.

      MSS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto, including, without limitation, any data or any other information about the Company, its shareholders, or its investment advisers, as confidential and not to be disclosed to any person except as may be expressly authorized by the Company.

      8. TERM OF AGREEMENT.

      (a) This Agreement shall become effective as of the date hereof and shall remain in force for a period of three years. This Agreement will automatically renew for successive annual terms unless one party provides written notice to the other party 90 days prior to the annual renewal date that the agreement will not be renewed. Each party to this Agreement has the option to terminate this Agreement during the initial three year term and any renewal period, without penalty, upon 90 days prior written notice.

      (b) Should the Company exercise its right to terminate, all out-of-pocket expenses associated with the movements of records and material will be paid by the Company. Additionally, MSS reserves the right to charge for any other reasonable expenses associated with such termination.

      (c) If either party hereto fails in any material respect to perform its duties and obligations under this Agreement, the other party may give written notice to such party and if such nonperformance is not remedied within 30 days after such notice, the notifying party may terminate this Agreement, without penalty, on 30 days notice. For purposes of this termination provision, the failure of MSS to provide services under this Agreement to adequately support a "manager of managers" structure or "fund of funds" structure shall be grounds for termination.

      9. MISCELLANEOUS.

      (a) Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

      (b) The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      (c) This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.

      (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.


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

      (e) All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

      To the Company:                     To MSS:

      Embarcadero Funds                   Mutual Shareholder Services
      3 Embarcadero Center                8000 Town Centre Drive, Suite 400
      Suite 1120
                                          Broadview Heights, OH 44147
      San Francisco, CA 94111

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


EMBARCADERO FUNDS:                        MUTUAL SHAREHOLDER SERVICES, LLC:


By: /s/ Jay Jacobs                        By: /s/ Gregory B. Getts
    --------------                            --------------------

Its: President                            Its: President


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